Exhibit 10.10

[***] Certain identified information has been excluded from the exhibit pursuant to Regulation S-K Item 601(b)(10)(iv) because it is both (i) not material and (ii) is the type that the Company customarily treats as private or confidential.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between HERITAGE COMMERCE CORP, a California bank holding company (the “Company”), HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and SUSAN JUST, an individual (the “Executive”) as of February 1, 2024 (the “Effective Date”). This Agreement amends and restates that certain employment agreement by and between the Company, the Bank and the Executive, dated September 7, 2023 (the “Original Agreement”) and supersedes any previous employment agreements or other arrangements or understandings between the parties regarding Executive’s employment.

RECITALS

WHEREAS, the Company is a California corporation and a bank holding Company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System;

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Financial Protection and Innovation and the Federal Reserve Board;

WHEREAS, the Boards of Directors of the Company and the Bank have approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Company and the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Bank and the Executive hereby agree as follows:

1.Employment.
1.1Title. As of the Effective Date, the Executive shall be employed as an Executive Vice President, Chief Credit Officer of the Bank. In this capacity, the Executive shall have such duties and responsibilities as may be designated to the Executive by the Chief Executive Officer of the Bank and in accordance with the objectives or policies of the Board of Directors of the Bank, from time to time, in connection with the business activities and the Bank.
1.2Devotion to Bank Business. The Executive shall devote her full business time, ability, and attention to the business of the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Bank. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as the activities identified in the foregoing clauses (a) through (c) do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Bank in accordance with this Agreement. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments. However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and the Company, except as permitted by the Bank policies or authorized by the Chief Executive Officer of the Bank.
1.3Standard. The Executive will set a high standard of professional conduct given the Executive’s role with the Bank and the Executive’s responsibility relative to the Bank’s presence and stature in the community. The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Bank’s reputation and image. The Executive will comply with all applicable rules, policies and procedures of the Bank (and as applicable, the Company) and any of their subsidiaries and all pertinent regulatory standards as may affect the Bank.
1.4Location. The Executive shall provide services for the Bank at its principal executive offices located in San Jose, California. The Executive agrees that she will be regularly present at the Bank’s principal executive offices and acknowledges that she may be required to travel from time to time in the course of performing the Executive’s duties for the Bank.
1.5No Breach of Contract. The Executive hereby represents to the Company and the Bank that: (a) the execution and delivery of this Agreement by the Executive and the performance by the Executive of her duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; (b) that the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Company and the Bank; and (c) that except as disclosed in writing (accompanied by copies) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity other than the Company and the Bank.
2.Term. The term of this Agreement shall be a period of one (1) year from the effective date of the Original Agreement, dated September 7, 2023 (the “Start Date”), subject to the termination provisions of Section 6. Upon the occurrence of the first annual anniversary of the Start Date, Executive’s employment pursuant to this Agreement will be at-will, terminable by either the Executive or the Bank upon thirty (30) days’ written notice thereof, or may be terminated in accordance with the provisions of Section 6.
3.Compensation.
3.1Salary. The Executive shall receive a salary at an annual rate of three hundred forty thousand dollars ($340,000) which will be paid ratably in accordance with the Bank’s normal payroll procedures including applicable deductions for withholding taxes and employee benefits. The Executive shall receive such annual increases in salary, if any, as may be determined by the Bank’s Board of Directors’ annual review of the Executive’s compensation each year during the term of this Agreement. Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate except to the extent the terms of such plans call for the payment or deferral of amounts deducted in accordance with the Company’s standard payroll practices. In connection with and in addition to the annual compensation, bonuses and benefits described in this paragraph and in Section 3.2 and 3.3 below, the Bank agrees to pay Executive, a one-time signing bonus of $25,000, payable in accordance with the Bank’s normal payroll procedures including applicable adjustments for withholding taxes, at the conclusion of the first pay period of Executive’s employment with the Bank following the Start Date. This signing bonus includes moving allowance consideration and is only payable to Executive once.
3.2Incentive Compensation.

(a) Executive Officer Cash Incentive Program. The Executive shall qualify for an annual incentive compensation payment pursuant to the terms of the Company’s Executive Officer Cash Incentive

Program in effect at the date of this Agreement, and as amended at any future date or pursuant to any successor incentive program or arrangement adopted by the Company or the Bank for its officers (the “Incentive Program”). Notwithstanding any contrary terms of the Incentive Program, an annual payment if earned under the Incentive Program for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the end of the calendar year in which the annual incentive compensation payment is no longer subject to a substantial risk of forfeiture, provided that the Executive must still be an active employee with the Company on the date the incentive compensation payment is made by the Company to earn and receive the incentive compensation payment. If the Executive is not actively employed on the date the incentive compensation payment is made by the Company, Executive has not earned, and is not entitled to, such payment.

3.3Other Benefits. The Executive shall be entitled to those benefits adopted by the Company and the Bank for all executive officers of the Company and or Bank, subject to applicable qualification requirements and regulatory approval requirements, if any. To the extent that the level of such benefits is based on seniority or compensation levels, the Company and the Bank shall make appropriate and proportionate adjustments to the Executive’s benefits. The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:
(a)Vacation. The Executive shall be entitled to twenty-two (22) paid vacation days for each calendar year (reduced pro rata for any partial year), of which at least five (5) (reduced pro rata for any partial year) must be taken consecutively. Vacation may be accrued in accordance with the Bank’s policy. The date or dates of vacation shall be determined by the Executive and the Bank’s Chief Executive Officer, and will be subject to the business requirements of the Bank.
(b)Insurance. The Bank shall provide during the term of this Agreement at no cost to the Executive group life, health (including medical, dental, vision and hospitalization for Executive and Executive’s dependents), accident and disability insurance coverage for the Executive and the Executive’s dependents, as applicable, through a policy or policies provided by the insurer(s) selected by the Bank in its sole discretion on the same basis as all other executives in comparable positions with the Bank.
(c)401(k). The Company maintains a 401(k) plan for its eligible employees. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 40l(k) plan from the Company, which such plan may be modified, amended or replaced from time to time, in the Bank’s sole and absolute discretion; provided, however, that such changes are effective with respect to all employees whose titles or responsibilities are equivalent or subordinate to yours.
(d)Employee Stock Ownership Plan. The Executive will be eligible to participate in the Company’s Employee Stock Ownership Plan (“ESOP”), subject to the terms and conditions of the ESOP.
(e)Automobile Allowance and Insurance. The Bank shall pay to the Executive an automobile allowance in the amount of five hundred dollars ($500) per month during the term of this Agreement. The Executive shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank with such coverages in such amounts as may be acceptable to the Bank from time to time.
3.4Business Expenses. The Executive shall be entitled to incur and be reimbursed for all reasonable business expenses. The Bank will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Bank’s established policies. Reimbursement shall be made within a reasonable period after the Executive’s submission of an itemized account in accordance with the Bank’s policies.
4.Indemnity. The Bank shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company and the Bank to the same extent the Bank and the Company indemnifies and holds harmless other executive officers and directors of the Bank and in accordance with the articles of incorporation, bylaws and established policies of the Bank.
5.Certain Terms Defined. For purposes of this Agreement:
5.1“Accrued Obligations” means the sum of the Executive’s Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.
5.2“Average Annual Bonus” shall mean the average bonus or incentive compensation amount paid to (or earned by) the Executive during the three (3) fiscal years immediately preceding the termination (including periods of employment with the Company and the Bank prior to the Start Date).
5.3“Base Salary” means, as of any Date of Termination of employment, the current annual salary of the Executive.
5.4“Cause” shall mean (a) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under Executive’s employment with the Bank; (b) the Executive commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Company or the Bank ; (c) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive’s employment with the Company and the Bank; (d) the Executive engages in repetitive or substantial misconduct, including material breach of any term of this Agreement; (c) the Executive engages in inappropriate or disruptive conduct which the Bank determines is detrimental or harmful to employees, customers staff, or visitors or negatively affects the Bank’s operations, financial performance, or reputation; (f) the Executive engages in any type of workplace intimidation, bullying or harassment, regardless of form or frequency; (g) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information of the Company or the Bank; or (h) the Executive willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company or the Bank (taken as a whole).
5.5“Change of Control” means, subject to the limitations of Section 409A of the Code, set forth in Section 7 of this Agreement, the earliest occurrence of one of the following events:
(a)the acquisition (or acquisition during the 12 month period ending on the date of the most recent acquisition) by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or any corporation controlled by the Company or the Bank or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.5; or
(b)individuals who, as of the Start Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason other than resignation, death or disability to constitute at least a majority of the Company’s Board of Directors during any 12 month period; provided, however, that any individual becoming a director subsequent to the Start Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors; or
(c)consummation of a reorganization, merger or consolidation of the Company or the Bank, or sale or other disposition (in one transaction or a series of transactions) of any assets of the Bank or the Company having a total fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition or acquisitions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company’s or Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination; or
(d)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
5.6“Change of Control Period” means the period of time (a) commencing on the earlier of (i) 120 days before the date the Change of Control occurs, or if earlier, 120 days before a definitive agreement is executed by the Company or the Bank for a transaction described in Section 5.4(c) (provided, however, that in the event of this subsection (a)(i) the Executive reasonably demonstrates that the Executive’s termination of employment should it occur was either (x) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (y) otherwise arose in connection with a Change of Control), or (ii) the date the Change of Control occurs, and (b) ending on the last day of the 24th calendar month immediately following the month the Change of Control occurred.
5.7“Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.
5.8“Date of Termination” means (a) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (b) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (c) if the Executive’s employment is terminated by the Bank for Cause, the Date of Termination is the date on which the Bank gives notice to the Executive of such termination; (d) if the Executive’s employment is terminated by the Bank without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (e) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.
5.9“Disability” means a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Bank or its insurers and acceptable to the Executive or the Executive’s legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to the Executive’s duties for an indefinite period of not less than 180 days.
5.10“Release Agreement” means a written agreement executed by the Company, the Bank and the Executive substantially in the form of Exhibit A, attached to this Agreement.
6.Termination.
6.1This Agreement may be terminated for the following reasons:
(a)Death. This Agreement shall terminate automatically upon the Executive’s death.
(b)Disability. In the event of the Executive’s Disability, the Bank may give the Executive a notice of termination. In such event, the Executive’s employment with the Bank and this Agreement shall terminate without further act of the parties effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”) provided, however, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’ duties. Unless otherwise agreed in writing between the Executive and the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(c)Cause. The Bank may terminate the Executive’s employment and this Agreement for Cause. Unless otherwise agreed in writing between the Executive and the Bank upon receipt of notice of termination for Cause, the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(d)Termination by Bank without Cause. Subject to the last sentence of this Section 6.l(d), the Bank may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon 30 days prior written notice to the Executive, without prejudice to any other remedy to which the Bank may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive and the Bank, upon the Executive’s receipt of notice of termination without Cause the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 6.2(a) or Section 6.2(b) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(e)Voluntary Termination by Executive. The Executive may terminate the Executive’s employment and this Agreement at any time and for any reason or no reason, upon 30 days prior written notice to the Bank. Unless otherwise agreed in writing between the Executive and the Bank, upon the Bank’s receipt of the Executive’s written notice of voluntary termination the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executives positions and remove the Executive’s personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to the date of such termination.
6.2Certain Benefits upon Termination.
(a)Termination without Cause. In the event this Agreement is terminated based on Section 6.l(d) (termination without cause) and upon the execution of the Release Agreement by the Executive, then in such case, the Executive shall receive the Accrued Obligations on the Date of Termination, and severance benefits constituting of:
(i)cash payment in the amount equal to one (1) times the sum of the Executive’s (A) Base Salary and (B) Average Annual Bonus, payable in a lump sum within 30 days following the Date of Termination, and
(ii)continuation of group insurance coverage specified in Section 3.3(b) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 12 months from the Date of Termination, including, continuation of medical coverage for the Executive and the Executive’s dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”), with one hundred percent (100%) of premiums for the insurance coverage payable by the Bank monthly to the Executive for a period of 12 months from the Date of Termination. After expiration of the 12 month period, the Executive and the Executive’s dependents shall have such rights to continue to participate under the Bank’s group insurance coverage specified in Section 3.3(b) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit. The Executive agrees to notify the Bank as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverage with another employer. The Bank’s obligation for the 12 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverage and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank, with the advice of its independent accounting firm or other tax advisors, then the severance benefits shall be subject to modification as set forth in Section 7 of this Agreement.

Notwithstanding the foregoing, when the Executive is entitled to the severance benefits provided in Section 6.2(b), then Executive shall not be entitled to the severance benefits pursuant to this Section 6.2(a).

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 6.l(d).

(b)Termination and Change of Control. In the event of a Change of Control and at any time during the Change of Control Period (x) the Executive’s employment is terminated, or (y) without Executive’s written consent there occurs any material adverse change in the nature and scope of the Executive’s position, responsibilities, duties, or a change in the Executive’s location of employment outside the counties of Alameda, Contra Costa, Marin, San Francisco, San Mateo or Santa Clara, or any material reduction in Executive’s compensation or benefits and Executive voluntarily terminates the Executive’s employment and upon the execution of the Release Agreement by the Executive, then the Executive shall receive the Accrued Obligations on the Date of Termination, and the severance benefits consisting of:
(i)a cash payment in an amount which shall equal two (2) times the sum of (x)  the Executive’s Base Salary, plus (y) the Executive’s Average Annual Bonus, which shall be payable in a lump sum within thirty (30) days following such termination; and
(ii)continuation of group insurance coverage specified in Section 3.3(b) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 24 months from the Date of Termination, including continuation of medical coverage for the Executive and the Executive’s dependents pursuant to COBRA, or under Cal COBRA, with one hundred percent (100%) of premiums for the insurance coverage payable by the Bank monthly to the Executive for a period of 24 months from the Date of Termination. After such expiration of the 24 month period, the Executive and the Executive’s dependents shall have such rights to continue to participate under the Bank’s group insurance coverage specified in Section 3.3(b) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit. The Executive agrees to notify the Bank as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverage with another insurance carrier. The Bank’s obligation for the 24 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverage and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in Section 7 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under Section 6.2(b) of this Agreement. This Section 6.2(b) shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors and assigns.

Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this Section 6.2(b) in the event the Executive’s termination of employment results from an occurrence described in Section 6.1(a), Section 6.1(b) or Section 6.1(c).

(c)Death. If the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and any incentive compensation for the year in which the death occurred prorated through the Date of Termination. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death. The Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Bank to the estate and beneficiaries of other executives in comparable positions with the Bank under such plans, programs, practices and policies relating to death benefits, if any, as in effect on the date of the Executive’s death.
(d)Disability. If the Executive’s employment terminates during the Term by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any incentive compensation for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination.
(e)Cause/Voluntary Termination. If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive’s employment terminates due to the Executive’s voluntarily termination of this Agreement, except as provided in clause (y) of the first paragraph of Section 6.2(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.
(f)Single Trigger Event. The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated without Cause and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(a) and not under Section 6.2(b) as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent, subsidiary or other affiliated entity of the Bank if in connection with the same event or series of events the payments provided for in this Section 6.2 has been triggered.
7.Section 409A Limitation. It is the intention of the Bank and the Executive that the severance benefits payable to the Executive under Section 6.2 either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code.

Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of Change of Control or the timing of commencement and completion of severance benefits and/or other benefit payments to the Executive hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to exempt the benefit from or to comply with Section 409A. The Company, the Bank and the Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of 6 months or more, or otherwise modify the commencement of severance and/or other benefit payments; (iii) modify the completion date of severance and/or (iv) other benefit payments and/or reduce the amount of the benefit otherwise provided.

The Company, Bank and the Executive further acknowledge and agree that if, in the judgment of the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Bank, the Company and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Bank, the Company and the Executive). For example, if this Agreement is subject to Section 409A and Section 409A requires that severance and/or other benefit payments must be delayed until at least 6 months after the Executive terminates employment, then the Bank, the Company and the Executive shall delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first 6 months following the Executive’s termination of employment and substitute therefore a lump sum payment or an initial installment payment, as applicable, at the beginning of the 7th month following the Executive’s termination of employment which, in the case of an initial installment payment, would be equal in the aggregate to the amount of all such payments thus eliminated. Notwithstanding the foregoing, (a) the Executive and the Executive’s dependents shall not be denied access to and participation in any health or medical insurance coverage and benefits, for any period of time the Executive and the Executive’s dependents are otherwise eligible, and (b) the Executive acknowledges and agrees that the Company or the Bank shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i).

8.Assignment. This Agreement will inure to the benefit of and be binding upon the Bank and the Company and any of their respective successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of Executive’s rights, obligations or benefits under this Agreement. The Bank and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” or “the Company” shall mean the Bank or the Company, as applicable, as hereinbefore defined and any successor to the Company’s or Bank’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
9.Specific Performance. The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Bank and the Company, in addition to any other rights or remedies that the Bank and the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.
10.Loyalty, Confidentiality and Non-Solicitation by the Executive.
(a)Definitions. The term “Trade Secrets” shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, financial reports, customer records, marketing or financial programs, devices, methods, know how, negative know-how, techniques, , discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, general financial information and financial information concerning customers, the Company’s or the Bank’s legal, business and financial structure and operations, and other confidential and proprietary information or processes which (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The term “Proprietary Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company or the Bank to the Executive including, without limitation, any information upon which the Company’s or the Bank’s business or success depends, and including any and all information constituting, incorporating, referencing or derived from the financial, personal or business information of the Bank’s customers.

(b)The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 1.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank.
(c)Following termination of this Agreement and the Executive’s employment hereunder, the Executive shall not use any Trade Secret or Proprietary Information of the Bank or the Company or their affiliates and subsidiaries to solicit, directly, indirectly or in any manner whatsoever, (i) any employee of the Bank, the Company or their affiliates and subsidiaries (including any former employee who voluntarily terminated employment with the Bank or the Company within a 12 month period prior to the Executive’s termination of employment) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank during the 12 month period prior to the Executive’s termination of employment with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.
11.Disclosure of Information. The Executive shall not, at any time or in any manner, directly or indirectly, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Bank or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, use for the Executive’s own benefit or the benefit of any other person or entity, or otherwise disclose or communicate to any person or entity including, without limitation, the media or by way of the World Wide Web, any information concerning any Trade Secret or Proprietary Information of the Company or the Bank. The Executive further recognizes and acknowledges that any Trade Secrets concerning any customers of the Bank or the Company and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Bank’s and the Company’s business. In the event the Executive is required by law to disclose Trade Secrets or Proprietary Information, the Executive will provide the Bank and the Company, and their counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose Trade Secrets or Proprietary Information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, the Executive may disclose Trade Secrets or Proprietary Information as may be required by any regulatory agency having jurisdiction over the operations of the Bank or the Company in connection with an examination of the Bank or the Company or other proceeding conducted by such regulatory agency. Under the Defend Trade Secrets Act of 2016 (“DTSA”) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney for the individual and the use of trade secret information in the court proceeding, if the individual (y) files any document containing the trade secret under seal; and (z) does not disclosure the trade secret, except pursuant to court order.
12.Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks, cloud-based storage, smartphone, iPhone, iPad (or similar devices) or lap top used by the Executive in performing duties for the Bank, other than the Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank. Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank. Following any termination of this Agreement, the Bank may require Executive to submit to a review of electronic devices and email, messaging and social media accounts remaining in Executive’s possession or accessible to her, which may, in the reasonable opinion of the Bank, contain or incorporate Proprietary Information. Any such review shall be conducted by a reputable forensic information technology specialist selected by the Bank with the consent of Executive, which consent shall not be unreasonably withheld, conditioned or delayed. The costs of any such review shall be borne solely by the Bank. In connection with such a review, the forensic information technology specialist shall be instructed (i) to locate and securely delete any and all Proprietary Information, (ii) to report to the Bank on the nature of any such information, and (iii) to preserve and avoid the deletion or disclosure of any information located on such devices which is not clearly Proprietary Information.
13.Miscellaneous.
13.1Notice. For the purposes of this Agreement, all notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth below (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.
Company:	HERITAGE COMMERCE CORP 224 Airport Parkway San Jose, CA 95110 Attn: Chief Executive Officer [***]
Bank:	HERITAGE BANK OF COMMERCE 224 Airport Parkway San Jose, CA 95110 Attn: Chief Executive Officer [***]
Executive:	Susan Just 224 Airport Parkway

San Jose, CA 95110
[***]

13.2Amendments or Additions. No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.
13.3Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
13.4Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
13.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.
13.6Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Bank or the Company, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.
13.7Arbitration. To the extent not resolved through mediation as provided in Section 13.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration in accordance with the Company’s and the Bank’s Agreement to Binding Arbitration, the terms and conditions of which are incorporated herein by reference.
13.8Attorneys’ Fees. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.
13.9Entire Agreement. This Agreement and the Company’s and Bank’s Agreement to binding Arbitration supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and the Bank and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Bank. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.
13.10Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.
13.11Severability. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
13.12Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.
13.13Governing Law, Jurisdiction and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts. Such jurisdiction is mandatory and not elective, and each of the parties hereby irrevocably waives the right to bring any such action in any other forum or to seek removal of such action to another forum on the grounds of forum non conveniens or otherwise.
13.14Payments Due to Deceased Executive. If the Executive dies prior to the expiration of the term of the Executive’s employment (except termination resulting from such death), any payments that may be due the Executive from the Bank or the Company under this Agreement as of the date of death shall be paid to the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.
13.15Effect of Termination on Certain Provisions. Upon the termination of this Agreement, the obligations of the Bank, the Company and the Executive hereunder shall cease except to the extent of the Bank’s or the Company’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that this Section 13.15 and Section 4, Section 6.2, Section 7, Section 8, Section 9, Section 10, Section 11, Section 13.7, Section 13.13 and Section 13.14 shall remain in full force and effect.
13.16Advice of Counsel and Advisors. The Executive acknowledges and agrees that she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, she has had the advice of counsel and/or such other advisors as she deemed appropriate in connection with her review and analysis of such terms and provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

“COMPANY”

HERITAGE COMMERCE CORP,
a California bank holding company

By: /s/ Robertson Clay Jones
Name: Robertson Clay Jones
Title: Chief Executive Officer
Chief Executive Officer

“BANK”

HERITAGE BANK OF COMMERCE,
a California banking corporation

By: /s/ Robertson Clay Jones
Name: Robertson Clay Jones
Title: Chief Executive Officer
Chief Executive Officer

“EXECUTIVE”

By: /s/ Susan Just
Susan Just

[Signature Page to Employment Agreement – Susan Just]

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (the “Release Agreement”) is entered into by and between ______________________ (“Employee”), on the one hand, and HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”) and HERITAGE COMMERCE CORP., a California bank holding company (the “Company”), on the other hand.

RECITALS

A.Employee, the Company and the Bank entered into an Employment Agreement dated as of   , and any amendments thereto (the “Employment Agreement”).
B.Employee’s employment with the Company and the Bank is terminated effective (“Termination Date”).
C.A condition precedent to certain of the Company’s and the Bank’s obligations under Section 6.2(a) or Section 6.2(b), as applicable, of the Employment Agreement is the execution of this Release Agreement by Employee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

A.General Release.

In consideration for the payments and benefits specified in Section 6.2(a) or Section 6.2(b), as applicable of the Employment Agreement, Employee agrees to unconditionally, irrevocably, and forever fully release, waive, and discharge the Bank and the Company, and each and all of their past, present, and future parent companies, subsidiaries, related entities, affiliates, predecessors, successors, assigns, officers, directors, managers, employees, members, shareholders, owners, representatives, attorneys, insurers, reinsurers, and agents (and the past, present, and future officers, directors, managers, employees, members, shareholders, owners, representatives, attorneys, insurers, reinsurers, and agents of any such parent companies, subsidiaries, related entities, affiliates, predecessors, successors, and assigns) (collectively the “Released Parties”) from and against any and all claims, actions, causes of action, suits, demands, contracts, agreements, obligations, losses, compensation, wages, penalties, liabilities, rights, and damages of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, which Employee ever had, now has or may claim to have against any or all of the Released Parties for, upon or by reason of any fact, matter, injury, incident, circumstance, cause or thing whatsoever, from the beginning of time up to and including the date of Employee’s execution of this Release Agreement, including, without limitation, any claim or obligation arising from or in any way related to Employee’s employment with the Bank or the Company, the termination of that employment, or an alleged breach of the Employment Agreement.

This General Release specifically includes, but is not limited to, any claim for discrimination or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Reconstruction Era Civil Rights Act, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, the California constitution, and any claims at common law.

Employee further knowingly and willingly agrees to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

This General Release covers not only any and all claims by Employee against the Bank and the Company, and the other persons and entities released in this General Release, but, to the extent permitted by applicable law, it also covers any claim for damages or reinstatement asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee expressly waives the right to any such damages or reinstatement. This General Release does not include any claims that cannot lawfully be waived or released by Employee.

B.Revocation Period. Employee, the Bank and the Company acknowledge and agree that (i) Employee has twenty-one (21) days from Employee’s receipt of this Release Agreement in which to consider its terms (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it, although Employee may execute this Release Agreement earlier if Employee chooses (but not earlier than Employee’s Termination Date), (ii) Employee will have seven (7) days after Employee’s execution of this Release Agreement in which to revoke this Release Agreement (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act), in which event a written notice of revocation must be received by the Chief Executive Officer of the Bank before the expiration of this seven (7) day revocation period, and (iii) this Release Agreement will not become effective and enforceable until this seven (7) day period has expired without revocation by Employee.

Employee and the Bank and the Company further acknowledge and agree that the payments and benefits specified in Section 6.2(a) or Section 6.2(b), as applicable of the Agreement will not be made, the Release Agreement will become null and void, unless and until each of the following four conditions are satisfied: (a) Employee executes the Release Agreement within twenty-one (21) days after receiving it, (b) Employee returns the executed Release Agreement to the Bank no later than five (5) working days after executing it, (c) the Release Agreement by its terms becomes effective and enforceable after the seven (7) day revocation period specified in the preceding paragraph has expired without revocation by Employee, and (d) Employee returns all materials (pursuant to Section 12 of the Employment Agreement) to the Bank no later than five (5) days after the Termination Date.

C.Representations By Employee.

Employee represents and agrees that, prior to Employee’s execution of this Release Agreement, Employee has been informed by the Bank and the Company of Employee’s right to consult with legal counsel regarding the terms of this Release Agreement during the 21 day review period in Paragraph B above, that Employee has had the opportunity to discuss the terms of this Release Agreement with legal counsel of Employee’s choosing, and that the Bank and the Company by this writing is encouraging Employee to seek this advice of legal counsel.

D.Miscellaneous.
1.Entire Agreement. Except for the Employment Agreement, this Release Agreement sets forth the entire agreement between Employee and the Bank and the Company regarding the subject matter hereof and supersedes any and all agreements, either oral or in writing, between the parties with respect to the subject matter hereof. Each party to this Release Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Release Agreement shall be valid or binding on either party.
2.Severability. If any provision in this Release Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. Any provision of this Release Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
3.Attorneys’ Fees. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.

The undersigned agree to the terms of this Release Agreement and voluntarily enter into it with the intent to be bound hereby.

EMPLOYEE		HERITAGE COMMERCE CORP.

By:
Name:
Title:

HERITAGE COMMERCE CORP.

By:
Name:
Title:

[Signature Page to Release Agreement]